AMENDED AND RESTATED BUILDING LEASE

THIS AMENDED AND RESTATED BUILDING LEASE ("Lease") is entered into effective as of September 1, 2014, by and between CRUSE-TWO, L.L.C., an Oklahoma limited liability company ("Cruse-Two" or "Landlord"), and OKLAHOMA CENTER FOR ORTHOPEDIC & MULTI-SPECIALTY SURGERY, LLC, an Oklahoma limited liability company ("OCOM" or "Tenant"), with reference to the following:

A. Cruse-Two, as landlord, and Southwest Ambulatory Surgery Center, L.L.C. ("SASC"), as tenant, entered into a Building Lease dated July 15, 1999, pursuant to which Cruse-Two agreed to lease to SASC, and SASC agreed to lease from Cruse-Two, certain land and improvements, including an approximately 31,258 square foot, one-story building (the "Original Hospital Premises"), for purposes of operating a hospital facility (the "Hospital Lease").

B. Cruse-Two, as landlord, and SASC, as tenant, also entered into a Building Lease dated July 15, 1999, pursuant to which Cruse-Two agreed to lease to SASC, and SASC agreed to lease from Cruse-Two, certain land and improvements, including an approximately 23,301 square foot, one-story building (the "Rehab Premises"), for purposes of operating a rehabilitation facility (the "Rehab Lease" and, together with the Hospital Lease, the "Leases").

C. SASC assigned all of its right, title and interest in and to the Leases to OCOM, as evidenced by an Assignment of Leases dated August 1, 2010.

D. The Leases were amended by a First Amendment to Building Leases dated September 21, 2010 (the "First Amendment"). Pursuant to the First Amendment, approximately 8,000 square feet were added to the hospital facility (the "Hospital") to facilitate an additional 10 patient beds and a 75' driveway along the eastern side of the Hospital (collectively, the "Expansion A Premises") in accordance with plans approved by Cruse-Two and OCOM. The First Amendment included provisions for payment of monthly rent for the Expansion A Premises ("EXPA Rent"), to be calculated and adjusted separately from monthly rent for the Rehab Premises and the Hospital Premises. The First Amendment also (1) extended the original term of the Leases for a period of twenty years, (2) provided for increases in monthly rent for the Rehab Premises, the Hospital Premises, and the Expansion A Premises, and (3) provided for optional extension of the terms of the Leases.

E. Integris Health, Inc. ("Integris") and United Surgical Partners International, Inc. ("USPI") guaranteed a portion of the obligations of Tenant under the Leases, pursuant to the terms and conditions of separate Guaranties, each dated August 1, 2004, and each amended and restated as of August 1, 2010. Anthony L. Cruse, D.O. ("Cruse") agreed to guarantee a portion of the obligations of Tenant under the Leases, upon the effectiveness of the Leases (the "Original Guaranty"), but such Original Guaranty was not documented. Cruse affirmed his agreement to the Original Guaranty and guaranteed a portion of the obligations of Tenant pursuant to a Guaranty dated as of August 1, 2010 (the "Cruse Guaranty"). In the First Amendment, each of Integris, USPI, and Cruse (a) ratified and affirmed its respective Guaranty of Tenant's obligations under the Leases, as such Leases may be amended, modified, or supplemented from time to time, (b) confirmed that its respective Guaranty was in full force and effect pursuant to its terms, and (c) agreed that there were no defenses or unfilled conditions precedent to its obligations thereunder.

F. Landlord has renovated a portion of the Hospital Premises to expand the recovery room and pre-operating holding rooms, and to further expand the Hospital by adding four more operating rooms and an expanded central sterile area (collectively, the "Expansion B Improvements"). Pursuant to the terms of an Interim Lease Agreement between Landlord and Tenant dated April 28, 2014 (the "Interim Agreement"), Tenant began using the new operating rooms on April 28, 2014. In addition to paying rent for the Rehab Premises, the Hospital and the Expansion A Premises as provided in the First Amendment, Tenant also paid rent to Landlord for Tenant's use of the new operating rooms as provided in the Interim Agreement. All of the Expansion B Improvements are substantially completed and were delivered to Tenant effective as of September 1, 2014. Landlord and Tenant have agreed that this Lease will supersede and replace the Interim Agreement, and the monthly rent due under this Lease will increase to include rent for all of the Expansion B Improvements, calculated as provided in this Lease (the "EXPB Rent").

G. Landlord and Tenant desire to further extend the original term of the Leases and provide for periodic increases in monthly rent, as more particularly set forth herein.

H. As evidenced by their signatures set forth below, Integris, USPI, and Cruse have agreed to ratify and affirm their respective Guaranties of Tenant's obligations under the Leases, as amended and restated herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby amend and restate the original Leases, as previously amended by the First Amendment, as follows.

ARTICLE 1. BASIC LEASE INFORMATION

1.1 Basic Lease Information, in addition to the terms that are defined elsewhere in this Lease, these terms are used in this Lease

(a) ORIGINAL LEASE DATE: July 15, 1999

(b) LANDLORD: Cruse-Two, L.L.C.

(c) LANDLORD'S ADDRESS: 8100 South Walker Avenue
Oklahoma City, Oklahoma 73139

(d) TENANT: Oklahoma Center for Orthopedic & Multi-Specialty Surgery, LLC

(e) TENANT'S ADDRESS 8125 South Walker Avenue
Oklahoma City, Oklahoma 73139

and

3366 NW Expressway, Suite 800
Oklahoma City, Oklahoma 73112

(f) PREMISES: The development consisting of the land described on Exhibit A to this Lease and all improvements now or in the future built on the land, including, without limitation, the Rehab Premises, the Original Hospital Premises, the Expansion A

Premises, the Expansion B Improvements, parking lots, walkways, driveways, fences, and landscaping.

(g) ORIGINAL TERM: Twenty (20) years, beginning on the Original Commencement Date.

(h) ORIGINAL COMMENCEMENT DATE: March 1, 2002.

(i) ORIGINAL EXPIRATION DATE: March 1, 2022.

(j) EXTENDED TERM: Twenty (20) years, beginning on the Expansion B Commencement Date and expiring on the Extended Expiration Date, unless sooner terminated or further extended in accordance with the provisions of this Lease.

(k) EXPANSION B COMMENCEMENT DATE: September 1, 2014.

(l) EXTENDED EXPIRATION DATE: Twentieth (20th) anniversary of the Expansion B Commencement Date.

(m) MONTHLY RENT: The amount per month set forth in Exhibit C to this Lease (the "Monthly Rent Schedule").

(n) RENEWAL OPTIONS: Three (3) options to further extend the Extended Term of this Lease for additional terms of five (5) years each, pursuant to Article 10.

1.2 Definitions.

(a) ADDITIONAL RENT: Any amounts that this Lease requires Tenant to pay in addition to monthly rent.

(b) EXPANSION A PREMISES; EXPA RENT – see Recital D.

(c) EXPANSION B IMPROVEMENTS; EXPB RENT – see Recital G.

(d) ORIGINAL HOSPITAL PREMISES – see Recital A.

(e) PERMITTED USE: Short-stay hospital, rehabilitation, wellness or alternative care services, other healthcare services, ancillary services, and related retail services including, without limitation, physician offices, administrative offices, and pharmacies.

(f) PRIME RATE: The rate of interest published from time to time by The Wall Street Journal and designated as the prime rate in the "Money Rates" section of such publication. If such publication describes the prime rate as a range of rates, for purposes of this Lease, the prime rate shall be the highest rate designated in such range. The prime rate is a reference rate which describes the base rate on corporate loans and does not necessarily represent actual transactions or the best or lowest rate of interest actually charged to any borrower.

(g) REHAB PREMISES – see Recital B.

(h) RENT: The Monthly Rent and Additional Rent.

(i) SUBSTANTIAL COMPLETION: The date as of which Landlord substantially completed construction of the Expansion B Improvements, as certified by Landlord's architect or contractor, and a certificate of occupancy for the Expansion B Improvements was issued.

If any other provision of this Lease contradicts any definition of this Article, the other provision will prevail.

1.3 Exhibits. The following addendum and exhibits are attached to this Lease and are made part of this Lease:

EXHIBIT A – Legal Description of the Land

EXHIBIT B –Construction Documents for Expansion B Improvements

EXHIBIT C – Monthly Rent Schedule

EXHIBIT D – Determination of Market Rate for Renewal Options

ARTICLE 2. AGREEMENT

2.1 Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, according to this Lease. The duration of this Lease will be the Original Term, as extended by the Extended Term (collectively, the "term"), unless sooner terminated or further extended (by Tenant's exercise of its Renewal Options) as provided in this Lease. The Extended Term will commence on the Expansion B Commencement Date and will expire on the Extended Expiration Date.

ARTICLE 3. DELIVERY OF PREMISES

3.1 Delivery of Possession of Rehab Premises, Original Hospital Premises, and Expansion A Premises. Landlord delivered possession of the Rehab Premises and the Original Hospital Premises to Tenant on or about the Original Commencement Date. Landlord delivered possession of the Expansion A Premises on or about September 1, 2010. Tenant hereby ratifies and confirms its acceptance of delivery of possession of the Rehab Premises, the Original Hospital Premises, and the Expansion A Premises.

3.2 Construction of Expansion B Improvements. Landlord constructed, at Landlord's sole cost and expense, the Expansion B Improvements according to the site plan, outline specifications, floor plans, and elevations prepared by Costigan & Associates, Inc., all of which Tenant reviewed and approved and which are listed on Exhibit B (the "Expansion B Plans"). Landlord represents and warrants that the Expansion B Improvements were constructed in accordance with applicable laws, regulations, codes, ordinances, and required governmental approvals. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose other than the Permitted Use, including the operation of a short-stay hospital, nor has Landlord or its agents or employees agreed to undertake any additional alterations or construct any additional improvements to the Premises except as expressly described on Exhibit B.

3.3 Delivery of Expansion B Improvements. After Substantial Completion of the Expansion B Improvements, Tenant conducted a walk-through inspection of the Expansion B Improvements with Landlord to confirm the Substantial Completion of the construction in accordance with the Expansion B Plans. Other than any "latent defects", Tenant confirms that it accepted the Expansion B Improvements effective as of September 1, 2014, which shall be the Expansion B Commencement Date, and acknowledges that Landlord has completed the construction of the Expansion B Improvements in accordance with the Expansion B Plans and that there are no items needing additional work or repair. A "latent defect" is a defect in the condition of the Expansion B Improvements that existed on the Expansion B Commencement Date, but which defect would not ordinarily be observed during a reasonable walk-through inspection. If Tenant notifies Landlord of a latent defect within one (1) year following the Expansion B Commencement Date, then Landlord will repair (or will cause its contractor to repair) such latent defect as soon as practicable. Except as set forth in this Section, Landlord shall have no obligation or liability to Tenant for latent defects. From and after the Expansion B Commencement Date throughout the term of the Lease, the term "Premises" as defined in Article 1.1(f) of this Lease shall include the Expansion B Improvements.

3.4 Total Square Footage of Premises. Landlord and Tenant agree that the total square footage of the Premises (including the Expansion B Improvements, which added approximately 9,353 square feet to the existing facilities) is approximately 71,912 square feet.

ARTICLE 4. MONTHLY RENT

4.1 Date Due. Throughout the term of this Lease, Tenant will pay monthly rent to Landlord as rent for the Premises in accordance with the Monthly Rent Schedule attached as Exhibit C to this Lease. Monthly rent will be paid in advance on or before the first day of each consecutive calendar month of the term. If the term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then monthly rent will be appropriately prorated by Landlord based on the actual number of calendar days in such month. The Extended Term, as defined herein, will begin on the Expansion B Commencement Date. If the Extended Term commences on a day other than the first day of a calendar month, then the prorated monthly rent for the Expansion B Improvements for such month will be paid on or before the first day of the Extended Term. Monthly rent will be paid to Landlord, without written notice or demand, and without deduction or offset, except as may be expressly set forth in this Lease, in lawful money of the United States of America at Landlord's address, or to such other address as Landlord may from time to time designate in writing.

4.2 Late Payment. If Tenant fails to pay any installment of monthly rent or additional rent when within ten (10) days of its due date, there shall be due and owing to Landlord a "late fee" equal to three percent (3%) of the rent that is paid late. Such "late fee" shall be due and payable immediately, without notice or demand, and shall be in addition to any other rental or additional rental, or interest thereon, provided for in any other article of this Lease. The "late fee" is a form of liquidated damages and is not a penalty.

4.3 EXPB Rent. Commencing on the Expansion B Commencement Date, the Interim Agreement has been superseded and replaced by this Lease, and Tenant shall pay EXPB Rent for the Expansion B Improvements each month in accordance with Section 4.1 and 4.2 of this Lease. EXPB Rent has been determined based upon a capitalization rate of 5.25% plus the Prime Rate, as of the Expansion B Commencement Date, according to the following formula:

$$\frac{\text{Capitalization Rate x Cost of the Expansion B Improvements}}{12} = \text{EXPB Rent}$$

Landlord and Tenant agree that the cost of the Expansion B Improvements was $6,749,313.39. The Monthly Rent Schedule attached as Exhibit C to this Lease has been amended to include EXPB Rent.

4.4 Increases in Monthly Rent. During the term, monthly rent shall increase as set forth in Exhibit C to this Lease:

(a) On each annual anniversary of the first day of the calendar month succeeding the month in which the Original Commencement Date occurred, and continuing until the Original Expiration Date, monthly rent for the Original Hospital Premises and the Rehab Premises (excluding the Expansion A Premises and the additional square footage added as a result of the Expansion B Improvements) shall increase to an amount equal to 101% of the monthly rent in the preceding month.

(b) On September 1 of each year, EXPA Rent shall increase to an amount equal to 102% of the EXPA Rent in the then immediately preceding calendar month.

(c) On each annual anniversary of the first day of the calendar month succeeding the month in which the Expansion B Commencement Date occurred, EXPB Rent shall increase to an amount equal to 102% of the EXPB Rent in the then immediately preceding calendar month.

(d) On the Original Expiration Date, which will be March 1, 2022, monthly rent for the Rehab Premises and the Original Hospital Premises (excluding the Expansion A Premises and the Expansion B Improvements) shall be increased to $39.50 per square foot. Accordingly, monthly rent for such space shall increase as set forth in the Monthly Rent Schedule attached as Exhibit C.

ARTICLE 5. TAXES

5.1 Taxes.

(a) Tenant will pay Landlord within ten (10) business days after written demand any and all real and personal property taxes and assessments (and any tax levied in whole or in part in lieu of or in addition to real property taxes) levied against the Premises and other taxes payable by Landlord with respect to the Premises (other than as set forth in subparagraph (b) below), whether or not now customary or within the contemplation of Landlord and Tenant:

(i) upon or measured by rent, including without limitation, any gross revenue tax, excise tax, or value added tax levied by federal, state or local government or any other governmental body with respect to the receipt of rent; and

(ii) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

(b) Tenant will not be obligated to pay any inheritance tax, gift tax, transfer tax, sales tax, franchise tax, state or federal income tax (based on net income), profit tax, or capital levy imposed upon Landlord.

(c) Tenant will pay prior to delinquency all personal property taxes on Tenant's personal property in the Premises and any other taxes payable by Tenant that if not paid might give rise to a lien on the Premises or Tenant's interest in the Premises.

5.2 Additional Rent. Amounts payable by Tenant according to this Article 5 will be payable as rent, without deduction or offset. If Tenant fails to pay any amounts due according to this Article 5 and such failure continues following expiration of any applicable notice and cure periods (including as set forth in Section 25.1(a) below), Landlord will have all the rights and remedies available to it under this Lease on account of Tenant's failure to pay rent.

5.3 Proration. If this Lease begins on a day other than the first day of a calendar year or ends on a day other than the last day of a calendar year, the amount of taxes payable by Tenant applicable to the calendar year in which this Lease begins or ends will be calculated on the basis of the number of days of the term falling within such calendar year, and Tenant's obligation to pay taxes will survive the expiration or other termination of this Lease.

ARTICLE 6. INSURANCE

6.1 Tenant's Insurance. At all times during the term, Tenant will carry and maintain, at Tenant's expense, the following insurance, in the amounts specified below or such other industry standard amounts as Landlord may from time to time reasonably request, with insurance companies and on forms reasonably satisfactory to Landlord or which are otherwise industry standard:

(a) "All-risk" property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, explosion of steam boilers, pressure vessels or other similar apparatus, now or hereafter installed in the Premises, extended coverage perils and all physical loss perils insurance, including, without limitation, sprinkler leakage, in an amount equal to 100% of the then full replacement cost thereof with the usual extended coverage endorsements, including a replacement cost endorsement and builder's risk coverage during the continuance of any construction at the Premises;

(b) Business interruption and blanket earnings plus extra expense under a rental value insurance policy covering risk of loss during the lesser of the first twelve months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described above, in such amounts as may be customary for comparable properties in the area and In an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer;

(c) Comprehensive general liability insurance, including bodily injury and property damage (on an occurrence basis and on a 1988 ISO CGL Form or its equivalent or otherwise in the broadest form available, including, without limitation, broad from contractual liability, fire, legal liability, independent contractor's hazard and completed operations coverage) in an amount not' less than $1,000,000 per occurrence, $2,000,000 in the aggregate, and umbrella coverage of such claims in an amount not less than $3,000,000;

(d) Worker's Compensation insurance for all persons employed by Tenant on the Premises with statutory limits and otherwise with limits of and provisions in accordance with the requirements of applicable law, and employer's liability insurance in such amounts as Landlord and any mortgagee of Landlord may reasonable require;

(e) Malpractice insurance for all persons employed and/or practicing from the Premises in such amounts as Landlord may reasonably require;

(f) Insurance covering all of Tenant's furniture and fixtures, machinery, equipment, stock, and any other personal property owned and used in Tenant's business and found in, on, or about the Premises. Property forms will provide coverage on a broad form basis insuring against "all risks of direct physical loss." All policy proceeds will be used for the repair or replacement of the property damaged or destroyed; however, if this Lease ceases under the provisions of Article 18, Tenant will be entitled to any proceeds resulting from damage to Tenant's furniture and fixtures, machinery, equipment, stock, and any other personal property; and

(g) If Tenant operates owned, hired, or nonowned vehicles on the Premises, comprehensive automobile liability at a limit of liability not less than $1,000,000 combined bodily injury and property damage.

6.2 Replacement Cost. "Replacement cost," as used in this Lease, shall mean the actual replacement cost of the property requiring replacement from time to time, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. If either a Landlord or Tenant believes that the then full replacement cost has increased or decreased at any time during the term, such party, at its own cost, may have the full replacement cost redetermined by an accredited appraiser approved by the other, which approval shall not be unreasonably withheld or delayed. The party desiring to have the full replacement cost so redetermined shall promptly, upon receipt of such determination by such appraiser, give written notice thereof to the other. The determination of such appraiser shall be final and binding on the parties hereto and Tenant shall promptly conform the amount of the insurance carried to the amount so determined by the appraiser.

6.3 Forms of Policies. Certificates of insurance evidencing the coverages required by this Lease, together with copies of the endorsements, when applicable, naming Landlord and any others specified by Landlord as additional insureds, will be delivered to Landlord prior to Tenant's occupancy of the Premises and from time to time prior to the expiration of the term of each such policy. All commercial general liability or comparable policies maintained by Tenant will name Landlord and such other persons or firms having an interest in the Premises as Landlord specifies from time to time as additional insureds, entitling them to recover under such policies for any loss sustained by them, their agents, and employees as a result of the negligent acts or omissions of Tenant. All policies maintained by Tenant will provide that they may not be terminated nor may coverage be reduced except after prior written notice to Landlord. All policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

6.4 Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other or against any other Tenant or occupant of the Premises, or against the members, managers, officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of such other party or of such other Tenant or occupant of the Premises, for any loss or damage to such waiving party arising from

any cause covered by any property insurance required to be carried by such party pursuant to this Article 6 or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant from time to time will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Premises or the contents of the Premises. Tenant shall cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

6.5 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises, or any portion thereof, and insured under any policy of insurance required by this Lease (including, without limitation, proceeds of any business interruption insurance) shall be paid directly to Landlord. If Tenant is required to reconstruct or repair any of the Premises as provided in this Lease, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of the Premises necessitated by such damage or destruction, if no event of default has occurred and is continuing and no event has occurred such that with the 'giving of notice or the passage of time or both and event of default would exist, any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant. If this Lease is terminated pursuant to Article 18, the insurance proceeds shall be retained by Landlord.

6.6 Adequacy of Coverage. Landlord, its agents, and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 6 are adequate to protect Tenant. If Tenant believes that any- of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense.

6.7 Landlord's Insurance. Landlord may, but shall not be required to, maintain policies of insurance covering the Premises in such forms and amounts as Landlord may elect to maintain. Any insurance carried by Landlord shall be for the sole benefit of Landlord, and Tenant shall not be named as an additional insured on any such policies. Tenant shall have no obligation to pay for any insurance that Landlord elects to carry under this section.

ARTICLE 7. USE

7.1 The Premises will be used only for the Permitted Use and purposes incidental to that use, and for no other purpose. Tenant will use the Premises in a careful, safe, and proper manner. Tenant will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Tenant will not commit waste or suffer or permit waste to be committed in, on, or about the Premises.

ARTICLE 8. REQUIREMENTS OF LAW

8.1 General. At its sole cost and expense. Tenant will promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or in force after the Original Lease Date, with the requirements of any board of fire underwriters or other similar body constituted now or after the date, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as with the provisions of all recorded documents affecting the Premises, insofar as they relate to the use and occupancy of the Premises by Tenant, including requirements of structural changes to the Premises. Without limiting the foregoing, any alteration, addition or improvement to the Premises required for the specific benefit of Tenant, its agents, servants, employees, guests,

invitees, licensees or contractors in order to comply with provisions of the Americans with Disabilities Act, or any similar state or local statute, code or regulation 9as distinguished from alterations, additions or improvements required generally), shall be made at the sole cost and expense of Tenant.

8.2 Hazardous Materials.

(a) For purposes of this Lease, "hazardous materials" means any explosives, radioactive materials, hazardous wastes (including medical wastes), or hazardous substances, including without limitation substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9662; the Hazardous Materials Transportation Act of 1975. 49 U.S.C. §§ 1801-1819; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6992; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances, human health and safety, the environment, or natural resources now or at any time hereafter in effect (collectively, "hazardous materials laws").

(b) Tenant will not cause or permit the storage, use, generation, or disposition of any hazardous materials in, on, or about the Premises by Tenant, its agents, employees, or contractors. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises to be contaminated by any hazardous materials in violation of any hazardous materials laws. Tenant will immediately advise Landlord in writing of (1) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any hazardous materials laws relating to any hazardous materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any hazardous materials on or about the Premises. Without Landlord's prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any hazardous materials in, on, or about the Premises.

(c) Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with Tenant's breach of its obligations in this Article 8. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises to their condition existing prior to the appearance of Tenant's hazardous materials on the Premises. Tenant's obligations under this Article 8 will survive the expiration or other termination of this Lease.

(d) Landlord will not cause or permit the storage, use, generation, or disposition of any hazardous materials in, on, or about the Premises by Landlord, its agents, employees, or contractors. Landlord will not permit the Premises to be used or operated in a manner that may cause the Premises or the project to be contaminated by any hazardous materials in violation of any hazardous materials laws. Landlord will be solely responsible for and will defend, indemnify and hold Tenant, its agents, and employees harmless from and against all

claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with Landlord's breach of its obligations in this Article 8.

8.3 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises which would (a) jeopardize or be in conflict with fire insurance policies covering the Premises and fixtures and property in the Premises; (b) increase the rate of fire insurance applicable to the Premises to an amount higher than it otherwise would be for the Permitted Use of the Premises; or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises. Landlord hereby confirms that the operation of the Premises for the Permitted Use shall not be deemed a use that conflicts with fire insurance policies or otherwise would increase the rate of a fire insurance policy.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1 General. Tenant will not assign, mortgage, or encumber this Lease, nor sublease more than 30% of the rentable area of the buildings on the Premises, nor permit the Premises or any part of the Premises to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Any assignment or sublease in violation of this Article 9 will be void. If this Lease is assigned, or if the Premises or any part of the Premises are subleased in violation of this Lease or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to rent. No assignment, sublease, occupancy, or collection will be deemed (a) a waiver of the provisions of this Section 9.1; (b) the acceptance of the assignee, subtenant, or occupant as Tenant; or (c) a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment or sublease will not be construed to relieve Tenant from obtaining Landlord's prior written consent in writing to any further assignment or sublease. No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord's prior written consent in each instance.

9.2 Submission of Information. If Tenant requests Landlord's consent to a specific assignment or subletting, Tenant will submit in writing to Landlord (a) the name and address of the proposed assignee or subtenant; (b) the business terms of the proposed assignment or sublease; (c) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (d) banking, financial, or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; and (e) the proposed form of assignment or sublease for Landlord's reasonable approval.

9.3 Prohibited Transfers. The transfer of control of Tenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, will be deemed an assignment of this Lease requiring Landlord's consent in each instance. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Tenant, whether through the ownership of equity, by contract, or otherwise.

ARTICLE 10. RENEWAL OPTIONS

10.1 Renewal Options. Tenant will have three (3) options (each, a "Renewal Option") to extend the term of the Lease with respect to all (but not less than all) of the Premises for additional terms (each, a "Renewal Term") of five (5) years each, commencing immediately upon the expiration of the preceding term, subject to the following terms and conditions:

(a) Tenant gives Landlord not less than six (6) months' prior written notice of its election to exercise each Renewal Option; and

(b) Tenant is not in default under the Lease beyond any applicable cure period either on the date Tenant exercises the Renewal Option or on the commencement of the Renewal Term, unless waived in writing by Landlord.

10.2 Terms of Renewal. If Tenant exercises the Renewal Option, all terms and conditions of this Lease will be applicable to the Renewal Term, except that:

(a) Monthly rent during a Renewal Term will be the greater of the Market Rate (as defined in the attached Exhibit D) or the amount of monthly rent last payable by Tenant during the then immediately preceding term;

(b) On each annual anniversary of the first day of the calendar month in which the Renewal Term commences, monthly rent for the Premises shall increase to an amount equal to 102% of the monthly rent for the then immediately preceding calendar month and shall continue until the next annual anniversary.

(c) Tenant agrees to accept the Premises in an "as-is" condition on the commencement date of the Renewal Term and Tenant will not be entitled to any credit or allowance from Landlord for any improvements; and

(d) Tenant shall have no further options to renew the term of this Lease beyond the three Renewal Options granted in this Lease.

10.3 Termination of Renewal Options. The Renewal Options will automatically terminate and become null and void upon the earliest to occur of (i) the expiration or earlier termination of this Lease or of Tenant's right to possession of the Premises, or (ii) any failure of Tenant to timely or properly exercise any Renewal Option.

ARTICLE 11.
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ARTICLE 12.
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ARTICLE 13. TENANT'S CARE OF THE PREMISES

13.1 Subject to Landlord's obligations to repair latent defects with respect to the Expansion B Improvements, as set forth above, Tenant will, at its expense, keep and maintain the Premises, including any altered, rebuilt, additional, or substituted buildings, structures, and other improvements thereon, and including Tenant's equipment, trade fixtures, and other personal property, in good repair and appearance consistent with Class A buildings in the Oklahoma City, Oklahoma area, except for ordinary wear and tear and damage by casualty, and will promptly make all structural and nonstructural, foreseen and unforeseen, and ordinary and extraordinary changes and repairs of every kind and nature that may be required to be made upon or in connection with the Premises or any part thereof in order to keep and maintain the Premises in such good repair and appearance. Tenant shall not require Landlord to maintain, repair, or rebuild, or to make any alterations, replacements, or renewals of any nature or description to the Premises or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to maintain the Premises or any part thereof in any way. Tenant will immediately advise Landlord of any damage to the Premises. All damage or injury to the Premises or the fixtures, appurtenances, and equipment in the Premises that is caused by Tenant, its agents, employees, or invitees may be repaired, restored, or replaced by Landlord, at the reasonable, out of pocket expense of Tenant. Such expense will be collectible as additional rent and will be paid by Tenant within ten (10) business days after delivery of a statement for such expense, which statement shall include copies of all applicable invoices and paid receipts.

ARTICLE 14. ALTERATIONS

14.1 General.

(a) During the term, Tenant will not make or allow to be made any alterations, additions, or improvements to or of the Premises or any part of the Premises that (i) have an aggregate cost in excess of $500,000, or (ii) affect the roof or structural portions of the Premises, or attach any fixtures or equipment to the Premises, without first obtaining Landlord's written consent in each instance, which consent shall not be unreasonably withheld or delayed. All such alterations, additions, and improvements consented to by Landlord, and capital improvements that are required to be made to the Premises as a result of the nature of Tenant's use of the Premises will be performed by contractors reasonably approved by Landlord and subject to reasonable conditions specified by Landlord (which may include requiring the posting of a mechanic's or materialmen's lien and completion bonds).

(b) Subject to Tenant's rights in Article 16, all alterations, additions, fixtures, and improvements, whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord's property and at the end of the term will remain on the Premises without compensation to Tenant, unless when consenting to such alterations, additions, fixtures, or improvements. Landlord has advised Tenant in writing that such alterations, additions, fixtures, or improvements must be removed at the expiration or other termination of this Lease.

14.2 Removal. If Landlord has required Tenant to remove any or all alterations, additions, fixtures, and improvements that are made in or upon the Premises pursuant to this Article 14 prior to the expiration date, Tenant will remove such alterations, additions, fixtures, and improvements at Tenant's sole cost and will restore the Premises to substantially the condition in which they were before such alterations, additions, fixtures,

improvements, and additions were made, reasonable wear and tear and damage by casualty excepted.

ARTICLE 15. MECHANICS LIENS

15.1 Tenant will pay or cause to be paid all costs and charges for work (a) done by Tenant or caused to be done by Tenant, in or to the Premises, and (b) for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against and hold Landlord and the Premises free, clear, and harmless of and from all mechanics' liens and claims of-liens, and all other liabilities, liens, claims, and demands on account of such work by or on behalf of Tenant, other than work performed by Landlord. If any such lien, at any time, is filed against the Premises or any part of the Premises, Tenant will cause such lien to be discharged of record within thirty (30) days after the filing of such lien or comply with statutory procedures as may be available to release the lien. If Tenant fails to pay any charge for which a mechanics' lien has been filed, and has not complied with statutory procedures as may be available to release the lien, and such failure continues for a period of ten (10) business days after Tenant's receipt of written notice of such failure, Landlord may, at its option, pay such charge and related costs and interest, and the amount so paid, together with reasonable attorneys' fees incurred in connection with such lien, will be immediately due from Tenant to Landlord as additional rent. Nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord's interest in the Premises to liability under any mechanics' or other lien law. If Tenant receives written notice that a lien has been or is about to be filed against the Premises, or that any action affecting title to the Premises has been commenced on account of work done by or for or materials furnished to or for Tenant, it will immediately give Landlord written notice of such notice.

ARTICLE 16. END OF TERM

16.1 At the end of this Lease, Tenant will promptly quit and surrender the Premises broom-clean, in good order and repair, ordinary wear and tear and damage by casualty excepted. If no event of default by Tenant shall have occurred and then be continuing, Tenant may remove from the Premises any trade fixtures, equipment (including, without limitation, surgical equipment, surgical lighting, steam generators and other similar equipment), furniture and other personal property placed in the Premises by Tenant, whether or not such trade fixtures or equipment are fastened to the building. Whether or not Tenant is in default. Tenant will remove such alterations, additions, improvements, trade fixtures, equipment, and furniture as Landlord has requested in accordance with Article 14. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions, and improvements. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions, and improvements on the Premises after the date that is thirty (30) days after the date of expiration of the term will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant will pay Landlord for all reasonable, out of pocket expenses incurred in connection with the removal of such property, including but not limited to the cost of repairing any damage to the buildings or Premises caused by the removal of such property. Tenant's obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

ARTICLE 17. EMINENT DOMAIN

17.1 If all of the Premises are taken by exercise of the power of eminent domain (or conveyed by Landlord in lieu of such exercise), this Lease will terminate on a date (the "termination date") which is the earlier of the date upon which the condemning authority takes possession of the Premises (or such part) or the date on which title to the Premises is vested in the condemning authority. If more than twenty five percent (25%) of the rentable area of the buildings on the Premises is so taken, or if the balance of the Premises cannot be used by Tenant for the purposes for which they were utilized immediately prior to the taking, Tenant may cancel this Lease by written notice to Landlord given within twenty (20) days after the termination date. If less than twenty five percent (25%) of the rentable area of the Premises is so taken, or if the Tenant does not cancel this Lease according to the preceding sentence, the monthly rent will be abated in the proportion of the rentable area of the Premises so taken to the rentable area of the Premises immediately before such taking, and Tenant's share will be appropriately recalculated. If twenty five percent (25%) or more of the rentable area of the buildings are so taken, Landlord may cancel this Lease by written notice to Tenant given within thirty (30) days after the termination date. In the event of any such taking, the entire award will be paid to Landlord and Tenant will have no right or claim to any part of such award made to Landlord; however. Tenant will have the right to assert a separate claim against the condemning authority for the value of Tenant's leasehold interest in the Premises, goodwill and Tenant's moving expenses and leasehold improvements owned by Tenant.

ARTICLE 18. DAMAGE AND DESTRUCTION

18.1 If the Premises are damaged by fire or other insured casualty, Landlord will give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion. Such notice will be given before the 30th day (the "notice date") after the fire or other insured casualty.

18.2 If the Premises are damaged by fire or other casualty but may be repaired within one hundred eighty (180) days after commencement of repairs or two hundred seventy (270) days after the date of the casualty, as reasonably determined by Landlord, Tenant will promptly begin to repair the damage after the notice date and will diligently pursue the completion of such repair. In that event, this Lease will continue in full force and effect without abatement of any rent; however, proceeds of business interruption insurance shall be applied by Landlord to the payment of all rent then due and payable and to become due and payable for the period for which such proceeds have been paid by the insurance provider.

18.3 If the Premises are damaged by fire or other casualty to an extent that may not be repaired within one hundred eighty (180) days after commencement of repairs or two hundred seventy (270) days after the date of the casualty, as reasonably determined by Landlord, then either Landlord or Tenant may cancel this Lease as of the date of such damage by written notice given to the other party no later than thirty (30) days after the notice date. Landlord will discuss with Tenant whether the Premises can be repaired, but Landlord shall have the sole authority and discretion, to be exercised by Landlord reasonably, to determine whether the Premises can be repaired. If either party elects to cancel the Lease, Landlord will be entitled to all insurance proceeds for the Premises, and Tenant will be entitled to any insurance proceeds for the separate property of Tenant. If neither party elects to cancel this Lease, Tenant will commence promptly and continue diligently to perform the repair and restoration of the Premises, or shall cause the work to be done, so as to restore the Premises in full compliance with all applicable laws, regulations, codes and ordinances so that the Premises

shall be at least equal in value and general utility to its value and general utility immediately prior to such damage or destruction. In that event, this Lease will continue in full force and effect without abatement of any rent; however, proceeds of business interruption insurance shall be applied by Landlord to the payment of all rent then due and payable and to become due and payable for the period for which such proceeds have been paid by the insurance provider. Landlord's obligation to disburse insurance proceeds shall be subject to the release of the proceeds by the Landlord's mortgagee. Tenant's obligation to restore the Premises shall be subject to the release of available insurance proceeds by Landlord's mortgagee and by Landlord to Tenant in accordance with the terms of this agreement.

ARTICLE 19. SUBORDINATION

19.1 General. Subject to Tenant's receipt of a non-disturbance agreement in a form reasonably acceptable to Tenant from the holder of each superior lien (as hereinafter defined), this Lease and Tenant's rights under this Lease are subject and subordinate to any ground or underlying lease, mortgage, indenture, deed of trust, or other lien encumbrance (each a "superior lien"), together with any renewals, extensions, modifications, consolidations, and replacements of such superior lien, now or after the date affecting or placed, charged, or enforced against the land or all or any portion of the Premises or any interest of Landlord in them or Landlord's interest in this Lease and the leasehold estate created by this Lease (except to the extent any such instrument expressly provides that this Lease is superior to such instrument). Tenant will execute, acknowledge, and deliver to Landlord, within thirty (30) days after written demand by Landlord, such documents (in forms reasonably acceptable to Tenant) as may be reasonably requested by Landlord or the holder of any superior lien to confirm or effect any such subordination.

19.2 Attornment and Nondisturbance. Tenant agrees that in the event that any holder of a superior lien succeeds to Landlord's interest in the Premises, Tenant will pay to such holder all rents subsequently payable under this Lease. Further, Tenant agrees that in the event of the enforcement by the holder of a superior lien of the remedies provided for by law or by such superior lien, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of and attorn to such successor in interest without change in the terms or provisions of this Lease. Such successor in interest will not be bound by:

(a) Any payment of rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease;

(b) Any amendment or modification of this Lease made without the written consent of such successor in interest (if such consent was required under the terms of such superior lien);

(c) Any claim against Landlord arising prior to the date on which such successor in interest succeeded to Landlord's interest; or

(d) Any claim or offset of rent against the Landlord.

Upon request by such successor in interest and without cost to Landlord or such successor in interest, Tenant will, within thirty (30) days after written demand, execute, acknowledge, and deliver an instrument or instruments confirming the attornment, so long as such instrument

provides that such successor in interest will not disturb Tenant in its use of the Premises in accordance with this Lease and so long as such instrument is otherwise in a form reasonably acceptable to Tenant. In no event shall any such successor in interest to Landlord disturb Tenant's use and possession of the Premises so long as no event of default by Tenant shall have occurred and be continuing under this Lease.

ARTICLE 20. ENTRY BY LANDLORD

20.1 Landlord, its agents, employees, and contractors may enter the Premises at any time in response to an emergency and upon at least one (1) business days' prior written notice during Tenant's business hours to:

(a) Inspect the Premises;

(b) Exhibit the Premises to prospective purchasers, lenders, or, during the 6 month period prior to the expiration of the term, prospective tenants;

(c) Determine whether Tenant is complying with all its obligations in this Lease; or

(d) Post written notices of nonresponsibility or similar notices.

Landlord will at all times have and retain a key with which to unlock all of the doors in, on, or about the Premises (excluding Tenant's vaults, safes, medical records, pharmacy storage areas, and similar areas designated in writing by Tenant from time to time). Landlord will have the right to use any and all means Landlord may deem proper to open doors in and to the Premises in an emergency in order to obtain entry to the Premises, provided that Landlord will promptly repair any damages caused by any forced entry. Any entry to the Premises by Landlord in accordance with this Article 20 will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion of the Premises, nor will any such entry entitle Tenant to damages or an abatement of monthly rent, additional rent, or other charges that this Lease requires Tenant to pay; provided, however, Landlord shall at all times during any entry to the Premises use commercially reasonable efforts to minimize any interference with Tenant's use and occupancy of the Premises, and further provided that Tenant shall have the right to restrict Landlord's access to patient areas (including operating and recovery rooms) as determined by Tenant to be necessary for the health and well-being of patients.

ARTICLE 21. INDEMNIFICATION, WAIVER AND RELEASE

21.1 Indemnification. Except for any injury or damage to persons or property on the Premises that is proximately caused by or results proximately from the negligence or deliberate act of Landlord, its employees, or agents, and subject to the provisions of Section 6.4, Tenant will neither hold nor attempt to hold Landlord, its employees, or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees, and agents from and against, any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including without limitation reasonable attorneys' fees) incurred in connection with or arising from:

(a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant;

(b) any activity, work, or thing done or permitted by Tenant in or about the Premises;

(c) any breach by Tenant or its employees, agents, or contractors of this Lease; and

(d) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees entering upon the Premises under the express or implied invitation of Tenant.

If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon written notice from Landlord, will defend the same at Tenant's expense, with counsel reasonably satisfactory to Landlord.

Subject to the provisions of Section 6.4, Landlord will neither hold nor attempt to hold Tenant, its employees or agents liable for, and Landlord will indemnify and hold harmless Tenant, its employees, and agents from and against, any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including without limitation reasonable attorneys' fees) incurred in connection with any injury or damage to persons or property on the Premises that is proximately caused by or results proximately from the negligence or deliberate act of Landlord, its employees, or agents.

21.2 Waiver and Release. Tenant, as a material part of the consideration to Landlord for this Lease, waives and releases all claims against Landlord, its employees, and agents with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease. Landlord, as a material part of the consideration to Tenant for this Lease, waives and releases all claims against Tenant, its employees, and agents with respect to all matters for which Tenant has disclaimed liability pursuant to the provisions of this Lease.

ARTICLE 22.

[INTENTIONALLY OMITTED]

ARTICLE 23. QUIET ENJOYMENT

23.1 Landlord covenants and agrees with Tenant that so long as Tenant pays the rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant's possession will not be disturbed by anyone claiming by, through, or under Landlord.

ARTICLE 24. EFFECT OF SALE

24.1 A sale, conveyance, or assignment of the Premises will operate to release Landlord from liability from and after the effective date of such sale, conveyance, or assignment upon all of the covenants, terms, and conditions of this Lease, express or implied, except those liabilities that arose prior to such effective date, and, provided the transferee or assignee expressly assumes Landlord's obligations under this Lease, in writing, after the effective date of such sale, conveyance, or assignment, Tenant will look solely to Landlord's

successor in interest in and to this Lease. This Lease will not be affected by any such sale, conveyance, or assignment, and Tenant will attorn to Landlord's successor in interest to this Lease, so long as such successor in interest assumes, in writing, Landlord's obligations under the Lease from and after such effective date.

ARTICLE 25. DEFAULT

25.1 Events of Default. The following events are referred to, collectively, as "events of default" or individually, as an "event of default":

(a) Tenant defaults in the due and punctual payment of rent, and such default continues for ten (10) days after Tenant's receipt of written notice of such default; provided, however, Landlord shall not be required to give Tenant written notice and opportunity to cure such a default more than three (3) times within any twelve-month period;

(b) Tenant abandons the Premises;

(c) This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within thirty (30) days after its levy;

(d) Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e) Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment;

(f) Tenant breaches any of the other agreements, terms, covenants, or conditions that this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such 30-day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter; or

(g) Any license or permit necessary for the conduct of Tenant's business is revoked or suspended and not reinstated within thirty (30) days of the date or revocation or suspension.

25.2 Landlord's Remedies. If any one or more events of default set forth in Section 25.1 occurs then Landlord has the right, at its election:

(a) To give Tenant written notice of Landlord's intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, in which case, following appropriate judicial process, Tenant's right to possession of the Premises

will cease and this Lease will be terminated, except as to Tenant's liability, as if the expiration of the term fixed in such notice were the end of the term;

(b) By appropriate judicial process, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of monthly rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions; or

(c) Without further demand or notice to cure any event of default and to charge Tenant for the reasonable, out of pocket cost of effecting such cure, including without limitation reasonable attorneys' fees and interest on the amount so advanced at the prime rate, provided that Landlord will have no obligation to cure any such event of default of Tenant.

Should Landlord elect to reenter as provided in subsection (b), or should Landlord otherwise take possession pursuant to appropriate judicial proceedings, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part of the Premises in Landlord's or Tenant's name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term) and on such conditions and upon such other terms (which may include concessions or free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive, the rent. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice. In which event this Lease will terminate as specified in such notice.

25.3 Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in Section 25.2(a), but on the contrary elects to take possession as provided in Section 25.2(b), Tenant will pay to Landlord monthly rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys' fees, expenses of employees, and alteration and repair costs to restore the Premises to substantially the same condition as existed on the Expansion B Commencement Date. If, in connection with any reletting, the new lease term extends beyond the existing term, or the Premises covered by such new lease include other Premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such rent and other sums to Landlord monthly on the day on which the monthly rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such rent and other sums from Tenant on each such day.

25.4 Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an event of default, Tenant will remain liable to Landlord for damages in an amount equal to monthly rent and other amounts that would have been owing by Tenant for the balance of the term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord's expenses in connection with such reletting, including without limitation the expenses enumerated in Section 25.3. Landlord will be entitled to collect such damages from Tenant monthly on the day on which monthly rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such monthly rent and other amounts from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is so terminated, Landlord will be entitled to recover against Tenant as damages for loss of the bargain and not as a penalty:

(a) The worth at the time of award of the unpaid rent that had been earned at the time of termination;

(b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the term of this Lease (had the same not been so terminated by Landlord) after the time of award exceeds the amount of fair market rental value of the Premises for such period;

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The "worth at the time of award" of the amounts referred to in clauses (a) and (b) above is computed by adding interest at the per annum interest rate described in Section 28.20 on the date on which this Lease is terminated from the date of termination until the time of the award. The "worth at the time of award" of the amount referred to in clause (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Kansas City, Missouri, at the time of award plus one percent (1%).

25.5 Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in Sections 25.3 and 25.4 may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the term would have expired had there occurred no event of default. Except as otherwise specifically provided in this Lease, each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the Original Lease Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or after the Original Lease Date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the Original Lease Date existing at law or in equity or by statute or otherwise. Notwithstanding anything in this section to the contrary, Landlord will not have the right to lock Tenant out of the Premises without a court order and Landlord will not have the right to accelerate any monetary

obligations of Tenant. Except as specifically provided in this Lease, neither Tenant nor Landlord shall have any liability to the other for any special, consequential or punitive damages.

25.6 Waiver of Redemption. Tenant waives any right of redemption arising as a result of Landlord's exercise of its remedies under this Article 25.

25.7 Waiver of Notice. Intentionally deleted.

ARTICLE 26. ACCORD AND SATISFACTION

26.1 No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall give rise to or support or constitute an accord and satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise) unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord. Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary. Landlord will be entitled to treat any such payment as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, in such amounts and in such order as Landlord may determine at its sole option.

ARTICLE 27. LANDLORD'S LIEN

27.1 To secure the payment of all rent due and to become due hereunder and the faithful performance of all other covenants of Tenant under this Lease, Tenant hereby grants to Landlord an express contractual lien on and security interest in all personal property, fixtures, furnishings or merchandise owned by Tenant which may be placed in the Premises, together with any insurance or other proceeds thereof. All exemption laws are hereby waived by Tenant. This lien and security interest are given in addition to, and shall be cumulative to Landlord's statutory lien(s). Upon request by Landlord, Tenant shall execute Uniform Commercial Code financing statement relating to this lien and security interest. In an event of default, Landlord shall have the right, but not the obligation, to remove such property from the Premises and to store such property in any place selected by Landlord (including, without limitation, a public warehouse), at the expense and risk of the owner(s) thereof, and/or sell or otherwise dispose of such property, with or without notice, in such manner as Landlord shall determine in its sole discretion, and Landlord further shall be entitled to become the purchaser of any such property upon offering the highest price at any sale thereof. The proceeds of any such sale shall be applied, first to the costs of such sale, second to any costs of storage and/or removal, third to the payment of any damages or other sums of money which may be due from Tenant to Landlord under any of the terms hereof or otherwise, and the balance, If any, to be paid to Tenant or whosoever shall be entitled to the same. Landlord hereby agrees to subordinate Landlord's liens and security interests to the liens and security interests granted by Tenant to any bona-fide, third party lender providing financing for the acquisition of equipment or other personal property, for working capital or otherwise in connection with Tenant's business operations at the Premises, which subordination shall, at Tenant's request, be further evidenced by a written subordination agreement in a form reasonably acceptable to Landlord and Tenant's lender.

ARTICLE 28. MISCELLANEOUS

28.1 No Offer. This Lease is submitted to Tenant on the understanding that it will not be considered an offer and will not bind Landlord in any way until Tenant has duly executed and delivered duplicate originals to Landlord and Landlord has executed and delivered one of such originals to Tenant.

28.2 No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have participated in the review, negotiation, and drafting of this Lease and that this Lease will not be construed against Landlord.

28.3 Time of the Essence. Time is of the essence of each and every provision of this Lease.

28.4 No Recordation. Tenant's recordation of this Lease or any memorandum or short form of it will be void and a default under this Lease.

28.5 No Waiver. The waiver by Landlord or Tenant of any agreement, condition, or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by the other in strict accordance with the terms of this Lease. The subsequent acceptance of rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition, or provision of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

28.6 Limitation on Recourse. Tenant specifically agrees to look solely to Landlord's interest in the Premises and all rents, issues and profits therefrom and insurance proceeds and condemnation awards received with respect thereto for the recovery of any judgments against Landlord. Landlord (and its members, venturers, and partners, and their shareholders, venturers, and partners and all of their managers, officers, directors, and employees) will not otherwise be personally liable for any such judgments.

28.7 Estoppel Certificates. At any time and from time to time but within 10 business days after prior written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, promptly upon request, a certificate certifying (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification: (b) the date, if any, to which rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered to Landlord which default has not been cured, except as to defaults specified in said certificate; (d) that there is no event of default under this Lease or an event which, with notice or the passage of time, or both, would result in an event of default under this Lease, except for defaults specified in said certificate; and (e) such other factual matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser or existing or prospective mortgagee or beneficiary under any deed of trust of the Premises. Tenant's failure to deliver such a certificate within such time and the continuation of such failure for a period of 5 business days after written notice from Landlord will be conclusive evidence of the matters set forth in it.

28.8 No Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant's default will not work a merger, and will, at Landlord's option, (a) terminate all or any subleases and subtenancies or (b) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord's option under this section will be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.

28.9 Holding Over. Tenant will have no right to remain in possession of all or any part of the Premises after the expiration of the term. Unless Landlord and Tenant agree otherwise, if Tenant remains in possession of all or any part of the Premises after the expiration of the term, with the express or implied consent of Landlord; (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only, at a rental rate equivalent to 125% of the Monthly Rent and 100% of the Additional Rent payable by Tenant during the last month preceding the expiration date; (b) such tenancy will not constitute a renewal or extension of this Lease for any further term; and (c) such tenancy may be terminated by Landlord upon the earlier of 30 days prior written notice or the earliest date permitted by law. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

28.10 Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and will be deemed to have been given when personally delivered, sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier that routinely issues receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in Section 1.1. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving 10 days prior written notice of such change to the other party in the manner prescribed in this section.

28.11 Severability. If any provision of this Lease proves to be illegal, invalid, or unenforceable, the remainder of this Lease will not be affected by such finding, and In lieu of each provision of this Lease that is illegal, invalid, or unenforceable a provision will be added as a part of this Lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

28.12 Written Amendment Required. No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lender providing financing for the Premises or any portion thereof, but no such modifications will materially adversely affect Tenant's rights and obligations under this Lease.

28.13 Entire Agreement. This Lease, the exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant respecting the condition or the manner of operating the Premises.

28.14 Captions. The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe, or construe the contents of such articles or sections.

28.15 Notice of Landlord's Default. In the event of any alleged default in any of the obligations of Landlord under this Lease, Tenant will deliver to Landlord written notice listing the reasons for Landlord's default and Landlord will have 30 days following receipt of such notice to cure such alleged default or, in the event the alleged default cannot reasonably be cured within a 30-day period, to commence action and proceed diligently to cure such alleged default. A copy of such notice to Landlord will be sent to any holder of a mortgage or other encumbrance on the Premises of which Tenant has been notified in writing, and any such holder will also have the same time periods (running concurrently and not consecutively) to cure such alleged default.

28.16 Authority. Tenant and the party executing this Lease on behalf of Tenant represent and warrant to Landlord that such party is authorized to do so by requisite action of the managers and members and agree upon request to deliver to Landlord a resolution or similar document to that effect. Landlord and the party executing this Lease on behalf of Landlord represent and warrant to Tenant that such party is authorized to do so by requisite action of the managers and members and agree upon request to deliver to Tenant a resolution or similar document to that effect.

28.17 Brokers. Landlord and Tenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Premises except the broker(s) named in Section 1.1, if any. Each of them will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the Premises except the broker(s). Landlord will pay any fees or commissions due the broker(s).

28.18 Late Payments. In addition to the "late fee" as provided in Section 4.2 of this Lease, any rent that is not paid within 5 business days of when due will accrue interest at a late rate charge of 6% per annum plus the prime rate (but in no event in an amount in excess of the maximum rate allowed by applicable law) from the date on which it was due until the date on which it is paid in full with accrued interest.

28.19 No Easements for Air or Light. Any diminution or shutting off of light, air, or view by any structure that may be erected on lands adjacent to the Premises will in no way affect this Lease or impose any liability on Landlord.

28.20 Tax Credits. Landlord is entitled to claim all tax credits and depreciation attributable to leasehold improvements in the Premises paid for by Landlord. Promptly after Landlord's demand, Landlord and Tenant will prepare a detailed list of the leasehold improvements and fixtures and their respective costs for which Landlord or Tenant has paid. Landlord will be entitled to all credits and depreciation for those items for which Landlord has paid by means of any Tenant finish allowance or otherwise. Tenant will be entitled to any tax credits and depreciation for all items for which Tenant has paid with funds not provided by Landlord.

28.21 Landlord's and Tenant's Fees. Whenever Landlord or Tenant requests the other to take any action or give any consent required or permitted under this Lease, the requesting party will reimburse the other party for one-half of such other party's reasonable, out of pocket costs incurred in reviewing the proposed action or consent, including without limitation reasonable attorneys', engineers' or architects' fees, within 10 days after such other party's delivery to the requesting party of a statement of such costs. The requesting party will be

obligated to make such reimbursement without regard to whether the other party consents to any such proposed action.

28.22 Attorneys' Fees. If Landlord and Tenant litigate any provision of this Lease or the subject matter of this Lease, the unsuccessful litigant will pay to the successful litigant all costs and expenses, including reasonable attorneys' fees and court costs, incurred by the successful litigation at trial and on any appeal. If, without fault, either Landlord or Tenant is made a party to any litigation instituted by or against the other, the other will indemnify the faultless one against all loss, liability, and expense, including reasonable attorneys' fees and court costs, incurred by it in connection with the litigation.

28.23 Binding Effect. The covenants, conditions, and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

28.24 Amendment and Restatement of the Leases. This Lease amends and restates the Leases in their entirety, such that the terms and provisions of the Leases shall be as set forth in this Lease.

28.25 PUD. The Premises are subject to Planned Unit Development No. 689 approved by the City of Oklahoma City on February 9, 1999, as described in the Design Statement of the Planned Unit Development of Crystal Park Plaza dated October 23, 1998, revised December 14, 1998. Landlord shall not seek any revision of or amendment to the planned unit development without the prior written consent of Tenant, which Tenant shall not unreasonably withhold or delay.

28.26 Disputes; Arbitration.

(a) Any dispute, claim, or controversy between the parties arising out of or related to this Lease involving an amount of more than $50,000 shall be resolved through arbitration. This agreement to arbitrate shall survive the termination, expiration, or rescission of this Agreement. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. The decision of the arbitrator shall be enforceable in any court of competent jurisdiction. Each party shall bear his or its own costs and attorneys' fees in connection with the arbitration.

(b) The relationship created by this Lease could give rise to the need by one or more of the parties for emergency judicial relief. Any party shall be entitled to pursue remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, but immediately following the issuance or denial of any such emergency relief the party pursuing such relief will consent to the stay of such judicial proceedings on the merits pending arbitration of all underlying claims between the parties.

(c) This agreement to arbitrate shall not apply to disputes over the payment of rent.

[signatures on following page]

EXECUTED by Landlord and Tenant as of the day and year first above written.

LANDLORD:

CRUSE-TWO, L.L.C., an Oklahoma limited liability company

By ______________________________
Anthony L. Cruse, Manager

TENANT:

OKLAHOMA CENTER FOR ORTHOPEDIC & MULTI-SPECIALTY SURGERY, LLC, an Oklahoma limited liability company

By ______________________________
Richard J. Langerman, Jr., D.O., Manager

RATIFICATION OF LEASE GUARANTIES

Integris Health, Inc. ("Integris") and United Surgical Partners International, Inc. ("USPI") guaranteed a portion of the obligations of Tenant under the Leases (as defined in the Amended and Restated Building Lease dated September 1, 2014 to which this Ratification of Lease Guaranties is attached), pursuant to the terms and conditions of separate Guaranties, each dated August 1, 2004, and amended and restated as of August 1, 2010 (each, as amended and restated, the "Integris Guaranty" or the "USPI Guaranty," as applicable). Anthony L. Cruse, D.O. ("Cruse") also agreed to guarantee a portion of the obligations of Tenant under the Leases (the "Original Guaranty"), but such Original Guaranty was not documented. Cruse affirmed his agreement to the Original Guaranty and guaranteed a portion of the obligations of Tenant under the Leases, pursuant to a Guaranty dated as of August 1, 2010 (the "Cruse Guaranty"). The Integris Guaranty, the USPI Guaranty, and the Cruse Guaranty are together referred to herein as the "Guaranties" and individually referred to herein as a "Guaranty".

The Leases have been amended and restated in the Amended and Restated Building Lease dated September 1, 2014 (the "Amended and Restated Lease"). By signing below, each of Integris, USPI, and Cruse (a) ratifies and affirms such guarantor's respective Guaranty of Tenant's obligations under the Amended and Restated Lease, as such Amended and Restated Lease may be further amended, modified, or supplemented from time to time, (b) confirms that such guarantor's respective Guaranty is in full force and effect pursuant to its terms, and (c) agrees that there are no defenses or unfulfilled conditions precedent to such guarantor's obligations thereunder.

DATED effective as of September 1, 2014.

GUARANTOR: INTEGRIS HEALTH, INC.

By: ______________________
Name: ______________________
Title: ______________________

GUARANTOR: UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By: ______________________
Name: ______________________
Title: ______________________

GUARANTOR:

____
Anthony L. Cruse, D.O.

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Lot Three (3), Block Two (2), CRYSTAL PARK PLAZA ADDITION and a part of Lot 4, Block 3, CRYSTAL PARK PLAZA SECTION 2, an Addition to the City of Oklahoma City, Oklahoma County, Oklahoma, according to the recorded plats thereof, being more particularly described as follows:

Commencing at the Southwest Corner (SW/C) of the Northeast Quarter (NE/4) of Section 33, Township 11 North, Range 3 West of the Indian Meridian; THENCE N 89º32'11" E along the South line of said Northeast Quarter (NE/4) a distance of 222.19 feet to the Southwest Corner of Lot 3, Block 2, Crystal Park Plaza Addition, said point also being the POINT OF BEGINNING:

THENCE N 00º16'26" W a distance of 307.52 feet; THENCE N 89º43'34" E a distance of 301.94 feet; THENCE N 00º16'26" W a distance of 296.12 feet; THENCE N. 89º43'34" E a distance of 78.09 feet; THENCE on a curve to the left with a radius of 280.00', a curve length of 161.85', a chord bearing of N 73º11'17" E, with a chord distance of 159.41'; THENCE on a curve to the right with a radius of 220.00', a curve length of 127.00', a chord bearing of N 73º11'13" E with a chord distance of 125.25' to the Northeast corner of Lot 3, Block 2, Crystal Park Plaza Addition; THENCE N 89º43'34" E along the North line of Lot 4, Block 3, Crystal Park Plaza, Sec. 2 Addition, a distance of 110.00 feet; THENCE S 00º16'26" E a distance of 563.58 feet; THENCE S 89º32'11" W a distance of 110.00 feet to a point on the East line of Lot 3, Block 2, Crystal Park Plaza Addition; THENCE S 00º16'26" E a distance of 563.58 feet; THENCE S 89º32'11" W a distance of 110.00 feet to a point on the East line of Lot 3, Block 2, Crystal Park Plaza Addition; THENCE S 00º16'26" E a distance of 118.69 feet; THENCE S 89º32'11" W a distance of 652.91 feet, to the POINT OF BEGINNING.

AND

A part of Lot 4, Block 3, CRYSTAL PARK PLAZA SECTION 2, an Addition to the City of Oklahoma City, Oklahoma County, Oklahoma, according to the recorded plats thereof, being more particularly described as follows:

Commencing at the Southwest Corner (SW/C) of the Northeast Quarter (NE/4) of Section 33, Township 11 North, Range 3 West of the Indian Meridian; THENCE N 89º32'11" E along the South line of said Northeast Quarter (NE/4) a distance of 222.19 feet to the Southwest Corner of Lot 3, Block 2, Crystal Park Plaza Addition; THENCE N 00º16'26" W a distance of 307.52 feet; THENCE N 89º43'34" E a distance of 301.94 feet; THENCE N 00º16'26" W a distance of 296.12 feet; THENCE N. 89º43'34" E a distance of 78.09 feet; THENCE on a curve to the left with a radius of 280.00', a curve length of 161.85', a chord bearing of N 73º11'17" E, with a chord distance of 159.41'; THENCE on a curve to the right with a radius of 220.00', a curve length of 127.00', a chord bearing of N 73º11'13" E with a chord distance of 125.25' to the Northeast corner of Lot 3, Block 2, Crystal Park Plaza Addition; THENCE N 89º43'34" E along the North line of Lot 4, Block 3, Crystal Park Plaza, Sec. 2 Addition, a distance of 75 feet TO THE POINT OR PLACE OF BEGINNING;

THENCE continuing Nº89 43'34" E along the North line of Lot 4, Block 3, Crystal Park Plaza, Section 2 Addition a distance of 35.00 feet; THENCE Sº0016'26" E a distance of 563.58 feet; THENCE S 89º32'11" W a distance of 35.00 feet; THENCE N 00º16'26" W a distance of 563.58 feet to the POINT OF BEGINNING.

EXHIBIT B

CONSTRUCTION DOCUMENTS FOR EXPANSION B IMPROVEMENTS

Architectural Drawings prepared by Costigan & Associates, Inc. (Issue Date: June 29, 2012; Revision No. One: September 12, 2012):

A1.1	Proposed Site Plan
A2.1	Life Safety Plan
A2.2	Proposed Floor Plan
A2.2EQ	Proposed Equipment Plan
A2.2RC	Reflected Ceiling Plan
A2.2FS	Proposed Finish Plan
A2.3	Proposed Floor Plan
A2.3EQ	Proposed Equipment Plan
A2.3RC	Reflected Ceiling Plan
A2.3FS	Proposed Finish Plan
A2.4	Existing Floor Plan
A2.5	Demolition Floor Plan
A2.6	Proposed Roof Plan
A2.7	Proposed Roof Plan
A3.1	Partition Types
A4.1	Building Elevations
A5.1	Millwork Elevations
A5.2	Millwork Details
A6.1	Wall Sections
A6.2	Wall Sections
A6.3	Wall Sections
A6.4	Wall Sections
A6.5	Wall Sections
A6.6	Wall Sections
A7.1	Door & Frame Types
A8.1	ANSI/ADA Standards

EXHIBIT C

MONTHLY RENT SCHEDULE

[ATTACHED]

EXHIBIT D

DETERMINATION OF MARKET RATE FOR RENEWAL OPTIONS

1. For purposes of the Renewal Options, "Market Rate" means the annual rent per square foot of the space in question as of the commencement of the term that a willing tenant would pay, and a willing landlord would accept, in arms-length bona fide negotiations, if the space were leased for a period equal to the proposed term on the terms and conditions of the Leases.

2. Whenever Market Rate is to be determined under the Lease, Landlord will give Tenant notice ("Landlord's Rate Notice") of Landlord's determination of the Market Rate and the basis on which Landlord has made its determination. If Tenant does not agree with Landlord's determination of the Market Rate, Tenant will give Landlord written notice within 15 days of receipt of Landlord's Rate Notice, stating the amount which Tenant believes Market Rate should be and the basis for such belief. If Tenant fails to timely give such notice of disagreement, the Market Rate will be the amount set out in Landlord's Rate Notice. If Tenant gives Landlord such notice of disagreement, Landlord and Tenant will endeavor in good faith to agree on the Market Rate.

3. If Landlord and Tenant have not agreed as to the Market Rate within 30 days of Tenant's notice, the Market Rate will be determined by a panel of experts using the following procedures:

   i. Landlord will appoint an expert by written notice to Tenant. Within 15 days after receipt of written notice of Landlord's appointment of an expert, Tenant will by notice to Landlord appoint a second expert. Within 15 days after appointment of the second expert, the two experts will appoint a third expert.

   ii. If the second expert is not duly appointed by Tenant within the specified period, the report of the first expert will be conclusive upon Landlord and Tenant.

   iii. All experts appointed under this provision will be appraisers or brokers with more than 10 years' experience in commercial real estate in the metropolitan area in which the Premises are located and with no direct or indirect financial or other business interest in or in common with Landlord or Tenant or any affiliate of either. Landlord and Tenant will each pay the fees charged by the expert appointed by it and will each pay one-half the fee charged by the third expert.

   iv. As expeditiously as possible after appointment of the third expert, the panel of experts will execute in duplicate a report stating the Market Rate. The report of the experts or, if the experts cannot agree, the report of the majority of the experts will be deemed to be the Market Rate. If the determinations of all three experts differ in amount, the Market Rate will be deemed to be:

      1. the average of the three determinations if neither the highest nor the lowest differs from the middle determination by more than 10%,

      2. the average of the middle determination and the determination nearest in amount to the middle determination if either the highest or the lowest determination, but not both, differs from the middle determination by more than 10%, or

      3. determined by a new panel of experts appointed and functioning in the same manner if both the highest and lowest determinations differ from the middle determination by more than 10%.

OCOMS
Capital Building Lease

Month Ending	Capital Lease Broken Out Hospital	PT	Hospital Expansion A	Hospital Expansion B	Total
Sep-14	73,684.21	39,673.26	23,749.45	47,807.64	**184,914.56**
Oct-14	73,684.21	39,673.26	23,749.45	47,807.64	**184,914.56**
Nov-14	73,684.21	39,673.26	23,749.45	47,807.64	**184,914.56**
Dec-14	73,684.21	39,673.26	23,749.45	47,807.64	**184,914.56**
Jan-15	73,684.21	39,673.26	23,749.45	47,807.64	**184,914.56**
Feb-15	73,684.21	39,673.26	23,749.45	47,807.64	**184,914.56**
Mar-15	74,421.05	40,070.00	23,749.45	47,807.64	**186,048.14**
Apr-15	74,421.05	40,070.00	23,749.45	47,807.64	**186,048.14**
May-15	74,421.05	40,070.00	23,749.45	47,807.64	**186,048.14**
Jun-15	74,421.05	40,070.00	23,749.45	47,807.64	**186,048.14**
Jul-15	74,421.05	40,070.00	23,749.45	47,807.64	**186,048.14**
Aug-15	74,421.05	40,069.99	24,224.44	47,807.64	**186,523.12**
Sep-15	74,421.05	40,069.99	24,224.44	48,763.79	**187,479.28**
Oct-15	74,421.05	40,069.99	24,224.44	48,763.79	**187,479.28**
Nov-15	74,421.05	40,069.99	24,224.44	48,763.79	**187,479.28**
Dec-15	74,421.05	40,069.99	24,224.44	48,763.79	**187,479.28**
Jan-16	74,421.05	40,069.99	24,224.44	48,763.79	**187,479.28**
Feb-16	74,421.05	40,069.99	24,224.44	48,763.79	**187,479.28**
Mar-16	75,165.26	40,470.69	24,224.44	48,763.79	**188,624.19**
Apr-16	75,165.26	40,470.69	24,224.44	48,763.79	**188,624.19**
May-16	75,165.26	40,470.69	24,224.44	48,763.79	**188,624.19**
Jun-16	75,165.26	40,470.69	24,224.44	48,763.79	**188,624.19**
Jul-16	75,165.26	40,470.69	24,224.44	48,763.79	**188,624.19**
Aug-16	75,165.26	40,470.69	24,708.93	48,763.79	**189,108.68**
Sep-16	75,165.26	40,470.69	24,708.93	49,739.07	**190,083.95**
Oct-16	75,165.26	40,470.69	24,708.93	49,739.07	**190,083.95**
Nov-16	75,165.26	40,470.69	24,708.93	49,739.07	**190,083.95**
Dec-16	75,165.26	40,470.69	24,708.93	49,739.07	**190,083.95**
Jan-17	75,165.26	40,470.69	24,708.93	49,739.07	**190,083.95**
Feb-17	75,165.26	40,470.69	24,708.93	49,739.07	**190,083.95**
Mar-17	75,916.91	40,875.40	24,708.93	49,739.07	**191,240.31**
Apr-17	75,916.91	40,875.40	24,708.93	49,739.07	**191,240.31**
May-17	75,916.91	40,875.40	24,708.93	49,739.07	**191,240.31**
Jun-17	75,916.91	40,875.40	24,708.93	49,739.07	**191,240.31**
Jul-17	75,916.91	40,875.40	24,708.93	49,739.07	**191,240.31**
Aug-17	75,916.91	40,875.40	25,203.11	49,739.07	**191,734.49**
Sep-17	75,916.91	40,875.40	25,203.11	50,733.85	**192,729.27**
Oct-17	75,916.91	40,875.40	25,203.11	50,733.85	**192,729.27**
Nov-17	75,916.91	40,875.40	25,203.11	50,733.85	**192,729.27**
Dec-17	75,916.91	40,875.40	25,203.11	50,733.85	**192,729.27**
Jan-18	75,916.91	40,875.40	25,203.11	50,733.85	**192,729.27**
Feb-18	75,916.91	40,875.40	25,203.11	50,733.85	**192,729.27**
Mar-18	76,676.08	41,284.15	25,203.11	50,733.85	**193,897.19**
Apr-18	76,676.08	41,284.15	25,203.11	50,733.85	**193,897.19**
May-18	76,676.08	41,284.15	25,203.11	50,733.85	**193,897.19**
Jun-18	76,676.08	41,284.15	25,203.11	50,733.85	**193,897.19**
Jul-18	76,676.08	41,284.15	25,203.11	50,733.85	**193,897.19**
Aug-18	76,676.08	41,284.16	25,707.17	50,733.85	**194,401.26**
Sep-18	76,676.08	41,284.16	25,707.17	51,748.53	**195,415.93**
Oct-18	76,676.08	41,284.16	25,707.17	51,748.53	**195,415.93**

Nov-18	76,676.08	41,284.16	25,707.17	51,748.53	**195,415.93**
Dec-18	76,676.08	41,284.16	25,707.17	51,748.53	**195,415.93**
Jan-19	76,676.08	41,284.16	25,707.17	51,748.53	**195,415.93**
Feb-19	76,676.08	41,284.16	25,707.17	51,748.53	**195,415.93**
Mar-19	77,442.84	41,697.00	25,707.17	51,748.53	**196,595.54**
Apr-19	77,442.84	41,697.00	25,707.17	51,748.53	**196,595.54**
May-19	77,442.84	41,697.00	25,707.17	51,748.53	**196,595.54**
Jun-19	77,442.84	41,697.00	25,707.17	51,748.53	**196,595.54**
Jul-19	77,442.84	41,697.00	25,707.17	51,748.53	**196,595.54**
Aug-19	77,442.84	41,697.00	26,221.31	51,748.53	**197,109.68**
Sep-19	77,442.84	41,697.00	26,221.31	52,783.50	**198,144.65**
Oct-19	77,442.84	41,697.00	26,221.31	52,783.50	**198,144.65**
Nov-19	77,442.84	41,697.00	26,221.31	52,783.50	**198,144.65**
Dec-19	77,442.84	41,697.00	26,221.31	52,783.50	**198,144.65**
Jan-20	77,442.84	41,697.00	26,221.31	52,783.50	**198,144.65**
Feb-20	77,442.84	41,697.00	26,221.31	52,783.50	**198,144.65**
Mar-20	78,217.27	42,113.97	26,221.31	52,783.50	**199,336.05**
Apr-20	78,217.27	42,113.97	26,221.31	52,783.50	**199,336.05**
May-20	78,217.27	42,113.97	26,221.31	52,783.50	**199,336.05**
Jun-20	78,217.27	42,113.97	26,221.31	52,783.50	**199,336.05**
Jul-20	78,217.27	42,113.97	26,221.31	52,783.50	**199,336.05**
Aug-20	78,217.27	42,113.97	26,745.74	52,783.50	**199,860.47**
Sep-20	78,217.27	42,113.97	26,745.74	53,839.17	**200,916.14**
Oct-20	78,217.27	42,113.97	26,745.74	53,839.17	**200,916.14**
Nov-20	78,217.27	42,113.97	26,745.74	53,839.17	**200,916.14**
Dec-20	78,217.27	42,113.97	26,745.74	53,839.17	**200,916.14**
Jan-21	78,217.27	42,113.97	26,745.74	53,839.17	**200,916.14**
Feb-21	78,217.27	42,113.97	26,745.74	53,839.17	**200,916.14**
Mar-21	78,999.44	42,535.11	26,745.74	53,839.17	**202,119.46**
Apr-21	78,999.44	42,535.11	26,745.74	53,839.17	**202,119.46**
May-21	78,999.44	42,535.11	26,745.74	53,839.17	**202,119.46**
Jun-21	78,999.44	42,535.11	26,745.74	53,839.17	**202,119.46**
Jul-21	78,999.44	42,535.11	26,745.74	53,839.17	**202,119.46**
Aug-21	78,999.44	42,535.11	27,280.65	53,839.17	**202,654.37**
Sep-21	78,999.44	42,535.11	27,280.65	54,915.95	**203,731.16**
Oct-21	78,999.44	42,535.11	27,280.65	54,915.95	**203,731.16**
Nov-21	78,999.44	42,535.11	27,280.65	54,915.95	**203,731.16**
Dec-21	78,999.44	42,535.11	27,280.65	54,915.95	**203,731.16**
Jan-22	78,999.44	42,535.11	27,280.65	54,915.95	**203,731.16**
Feb-22	78,999.44	42,535.11	27,280.65	54,915.95	**203,731.16**
Mar-22	130,106.42	67,261.92	27,280.65	54,915.95	**279,564.94**
Apr-22	130,106.42	67,261.92	27,280.65	54,915.95	**279,564.94**
May-22	130,106.42	67,261.92	27,280.65	54,915.95	**279,564.94**
Jun-22	130,106.42	67,261.92	27,280.65	54,915.95	**279,564.94**
Jul-22	130,106.42	67,261.92	27,280.65	54,915.95	**279,564.94**
Aug-22	130,106.42	67,261.92	27,826.26	54,915.95	**280,110.55**
Sep-22	130,106.42	67,261.92	27,826.26	56,014.27	**281,208.87**
Oct-22	130,106.42	67,261.92	27,826.26	56,014.27	**281,208.87**
Nov-22	130,106.42	67,261.92	27,826.26	56,014.27	**281,208.87**
Dec-22	130,106.42	67,261.92	27,826.26	56,014.27	**281,208.87**
Jan-23	130,106.42	67,261.92	27,826.26	56,014.27	**281,208.87**
Feb-23	130,106.42	67,261.92	27,826.26	56,014.27	**281,208.87**
Mar-23	132,708.55	68,607.16	27,826.26	56,014.27	**285,156.24**
Apr-23	132,708.55	68,607.16	27,826.26	56,014.27	**285,156.24**
May-23	132,708.55	68,607.16	27,826.26	56,014.27	**285,156.24**

Jun-23	132,708.55	68,607.16	27,826.26	56,014.27	**285,156.24**
Jul-23	132,708.55	68,607.16	27,826.26	56,014.27	**285,156.24**
Aug-23	132,708.55	68,607.16	28,382.79	56,014.27	**285,712.77**
Sep-23	132,708.55	68,607.16	28,382.79	57,134.56	**286,833.05**
Oct-23	132,708.55	68,607.16	28,382.79	57,134.56	**286,833.05**
Nov-23	132,708.55	68,607.16	28,382.79	57,134.56	**286,833.05**
Dec-23	132,708.55	68,607.16	28,382.79	57,134.56	**286,833.05**
Jan-24	132,708.55	68,607.16	28,382.79	57,134.56	**286,833.05**
Feb-24	132,708.55	68,607.16	28,382.79	57,134.56	**286,833.05**
Mar-24	135,362.72	69,979.30	28,382.79	57,134.56	**290,859.37**
Apr-24	135,362.72	69,979.30	28,382.79	57,134.56	**290,859.37**
May-24	135,362.72	69,979.30	28,382.79	57,134.56	**290,859.37**
Jun-24	135,362.72	69,979.30	28,382.79	57,134.56	**290,859.37**
Jul-24	135,362.72	69,979.30	28,382.79	57,134.56	**290,859.37**
Aug-24	135,362.72	69,979.30	28,950.45	57,134.56	**291,427.03**
Sep-24	135,362.72	69,979.30	28,950.45	58,277.25	**292,569.72**
Oct-24	135,362.72	69,979.30	28,950.45	58,277.25	**292,569.72**
Nov-24	135,362.72	69,979.30	28,950.45	58,277.25	**292,569.72**
Dec-24	135,362.72	69,979.30	28,950.45	58,277.25	**292,569.72**
Jan-25	135,362.72	69,979.30	28,950.45	58,277.25	**292,569.72**
Feb-25	135,362.72	69,979.30	28,950.45	58,277.25	**292,569.72**
Mar-25	138,069.97	71,378.89	28,950.45	58,277.25	**296,676.56**
Apr-25	138,069.97	71,378.89	28,950.45	58,277.25	**296,676.56**
May-25	138,069.97	71,378.89	28,950.45	58,277.25	**296,676.56**
Jun-25	138,069.97	71,378.89	28,950.45	58,277.25	**296,676.56**
Jul-25	138,069.97	71,378.89	28,950.45	58,277.25	**296,676.56**
Aug-25	138,069.97	71,378.89	29,529.46	58,277.25	**297,255.57**
Sep-25	138,069.97	71,378.89	29,529.46	59,442.79	**298,421.11**
Oct-25	138,069.97	71,378.89	29,529.46	59,442.79	**298,421.11**
Nov-25	138,069.97	71,378.89	29,529.46	59,442.79	**298,421.11**
Dec-25	138,069.97	71,378.89	29,529.46	59,442.79	**298,421.11**
Jan-26	138,069.97	71,378.89	29,529.46	59,442.79	**298,421.11**
Feb-26	138,069.97	71,378.89	29,529.46	59,442.79	**298,421.11**
Mar-26	140,831.37	72,806.47	29,529.46	59,442.79	**302,610.09**
Apr-26	140,831.37	72,806.47	29,529.46	59,442.79	**302,610.09**
May-26	140,831.37	72,806.47	29,529.46	59,442.79	**302,610.09**
Jun-26	140,831.37	72,806.47	29,529.46	59,442.79	**302,610.09**
Jul-26	140,831.37	72,806.47	29,529.46	59,442.79	**302,610.09**
Aug-26	140,831.37	72,806.47	30,120.05	59,442.79	**303,200.68**
Sep-26	140,831.37	72,806.47	30,120.05	60,631.65	**304,389.54**
Oct-26	140,831.37	72,806.47	30,120.05	60,631.65	**304,389.54**
Nov-26	140,831.37	72,806.47	30,120.05	60,631.65	**304,389.54**
Dec-26	140,831.37	72,806.47	30,120.05	60,631.65	**304,389.54**
Jan-27	140,831.37	72,806.47	30,120.05	60,631.65	**304,389.54**
Feb-27	140,831.37	72,806.47	30,120.05	60,631.65	**304,389.54**
Mar-27	143,648.00	74,262.59	30,120.05	60,631.65	**308,662.29**
Apr-27	143,648.00	74,262.59	30,120.05	60,631.65	**308,662.29**
May-27	143,648.00	74,262.59	30,120.05	60,631.65	**308,662.29**
Jun-27	143,648.00	74,262.59	30,120.05	60,631.65	**308,662.29**
Jul-27	143,648.00	74,262.59	30,120.05	60,631.65	**308,662.29**
Aug-27	143,648.00	74,262.59	30,722.45	60,631.65	**309,264.69**
Sep-27	143,648.00	74,262.59	30,722.45	61,844.28	**310,477.33**
Oct-27	143,648.00	74,262.59	30,722.45	61,844.28	**310,477.33**
Nov-27	143,648.00	74,262.59	30,722.45	61,844.28	**310,477.33**
Dec-27	143,648.00	74,262.59	30,722.45	61,844.28	**310,477.33**

Jan-28	143,648.00	74,262.59	30,722.45	61,844.28	**310,477.33**
Feb-28	143,648.00	74,262.59	30,722.45	61,844.28	**310,477.33**
Mar-28	146,520.96	75,747.85	30,722.45	61,844.28	**314,835.54**
Apr-28	146,520.96	75,747.85	30,722.45	61,844.28	**314,835.54**
May-28	146,520.96	75,747.85	30,722.45	61,844.28	**314,835.54**
Jun-28	146,520.96	75,747.85	30,722.45	61,844.28	**314,835.54**
Jul-28	146,520.96	75,747.85	30,722.45	61,844.28	**314,835.54**
Aug-28	146,520.96	75,747.85	31,336.90	61,844.28	**315,449.99**
Sep-28	146,520.96	75,747.85	31,336.90	63,081.17	**316,686.87**
Oct-28	146,520.96	75,747.85	31,336.90	63,081.17	**316,686.87**
Nov-28	146,520.96	75,747.85	31,336.90	63,081.17	**316,686.87**
Dec-28	146,520.96	75,747.85	31,336.90	63,081.17	**316,686.87**
Jan-29	146,520.96	75,747.85	31,336.90	63,081.17	**316,686.87**
Feb-29	146,520.96	75,747.85	31,336.90	63,081.17	**316,686.87**
Mar-29	149,451.38	77,262.80	31,336.90	63,081.17	**321,132.25**
Apr-29	149,451.38	77,262.80	31,336.90	63,081.17	**321,132.25**
May-29	149,451.38	77,262.80	31,336.90	63,081.17	**321,132.25**
Jun-29	149,451.38	77,262.80	31,336.90	63,081.17	**321,132.25**
Jul-29	149,451.38	77,262.80	31,336.90	63,081.17	**321,132.25**
Aug-29	149,451.38	77,262.80	31,963.64	63,081.17	**321,758.99**
Sep-29	149,451.38	77,262.80	31,963.64	64,342.79	**323,020.61**
Oct-29	149,451.38	77,262.80	31,963.64	64,342.79	**323,020.61**
Nov-29	149,451.38	77,262.80	31,963.64	64,342.79	**323,020.61**
Dec-29	149,451.38	77,262.80	31,963.64	64,342.79	**323,020.61**
Jan-30	149,451.38	77,262.80	31,963.64	64,342.79	**323,020.61**
Feb-30	149,451.38	77,262.80	31,963.64	64,342.79	**323,020.61**
Mar-30	152,440.41	78,808.06	31,963.64	64,342.79	**327,554.90**
Apr-30	152,440.41	78,808.06	31,963.64	64,342.79	**327,554.90**
May-30	152,440.41	78,808.06	31,963.64	64,342.79	**327,554.90**
Jun-30	152,440.41	78,808.06	31,963.64	64,342.79	**327,554.90**
Jul-30	152,440.41	78,808.06	31,963.64	64,342.79	**327,554.90**
Aug-30	152,440.41	78,808.06	32,602.91	64,342.79	**328,194.17**
Sep-30	152,440.41	78,808.06	32,602.91	65,629.64	**329,481.02**
Oct-30	152,440.41	78,808.06	32,602.91	65,629.64	**329,481.02**
Nov-30	152,440.41	78,808.06	32,602.91	65,629.64	**329,481.02**
Dec-30	152,440.41	78,808.06	32,602.91	65,629.64	**329,481.02**
Jan-31	152,440.41	78,808.06	32,602.91	65,629.64	**329,481.02**
Feb-31	152,440.41	78,808.06	32,602.91	65,629.64	**329,481.02**
Mar-31	155,489.22	80,384.22	32,602.91	65,629.64	**334,105.99**
Apr-31	155,489.22	80,384.22	32,602.91	65,629.64	**334,105.99**
May-31	155,489.22	80,384.22	32,602.91	65,629.64	**334,105.99**
Jun-31	155,489.22	80,384.22	32,602.91	65,629.64	**334,105.99**
Jul-31	155,489.22	80,384.22	32,602.91	65,629.64	**334,105.99**
Aug-31	155,489.22	80,384.22	33,254.97	65,629.64	**334,758.05**
Sep-31	155,489.22	80,384.22	33,254.97	66,942.24	**336,070.65**
Oct-31	155,489.22	80,384.22	33,254.97	66,942.24	**336,070.65**
Nov-31	155,489.22	80,384.22	33,254.97	66,942.24	**336,070.65**
Dec-31	155,489.22	80,384.22	33,254.97	66,942.24	**336,070.65**
Jan-32	155,489.22	80,384.22	33,254.97	66,942.24	**336,070.65**
Feb-32	155,489.22	80,384.22	33,254.97	66,942.24	**336,070.65**
Mar-32	158,599.00	81,991.91	33,254.97	66,942.24	**340,788.11**
Apr-32	158,599.00	81,991.91	33,254.97	66,942.24	**340,788.11**
May-32	158,599.00	81,991.91	33,254.97	66,942.24	**340,788.11**
Jun-32	158,599.00	81,991.91	33,254.97	66,942.24	**340,788.11**
Jul-32	158,599.00	81,991.91	33,254.97	66,942.24	**340,788.11**

Aug-32	158,599.00	81,991.91	33,920.07	66,942.24	**341,453.21**
Sep-32	158,599.00	81,991.91	33,920.07	68,281.08	**342,792.06**
Oct-32	158,599.00	81,991.91	33,920.07	68,281.08	**342,792.06**
Nov-32	158,599.00	81,991.91	33,920.07	68,281.08	**342,792.06**
Dec-32	158,599.00	81,991.91	33,920.07	68,281.08	**342,792.06**
Jan-33	158,599.00	81,991.91	33,920.07	68,281.08	**342,792.06**
Feb-33	158,599.00	81,991.91	33,920.07	68,281.08	**342,792.06**
Mar-33	161,770.98	83,631.74	33,920.07	68,281.08	**347,603.88**
Apr-33	161,770.98	83,631.74	33,920.07	68,281.08	**347,603.88**
May-33	161,770.98	83,631.74	33,920.07	68,281.08	**347,603.88**
Jun-33	161,770.98	83,631.74	33,920.07	68,281.08	**347,603.88**
Jul-33	161,770.98	83,631.74	33,920.07	68,281.08	**347,603.88**
Aug-33	161,770.98	83,631.74	34,598.47	68,281.08	**348,282.28**
Sep-33	161,770.98	83,631.74	34,598.47	69,646.70	**349,647.90**
Oct-33	161,770.98	83,631.74	34,598.47	69,646.70	**349,647.90**
Nov-33	161,770.98	83,631.74	34,598.47	69,646.70	**349,647.90**
Dec-33	161,770.98	83,631.74	34,598.47	69,646.70	**349,647.90**
Jan-34	161,770.98	83,631.74	34,598.47	69,646.70	**349,647.90**
Feb-34	161,770.98	83,631.74	34,598.47	69,646.70	**349,647.90**
Mar-34	165,006.40	85,304.38	34,598.47	69,646.70	**354,555.95**
Apr-34	165,006.40	85,304.38	34,598.47	69,646.70	**354,555.95**
May-34	165,006.40	85,304.38	34,598.47	69,646.70	**354,555.95**
Jun-34	165,006.40	85,304.38	34,598.47	69,646.70	**354,555.95**
Jul-34	165,006.40	85,304.38	34,598.47	69,646.70	**354,555.95**
Aug-34	165,006.40	85,304.38	35,290.44	69,646.70	**355,247.92**

Yearly Total		
2014	739,658.24	*Sept - December*
2015	2,049,030.75	
2016	2,267,523.97	
2017	2,299,021.04	
2018	2,331,009.51	
2019	2,363,497.83	
2020	2,396,494.59	
2021	2,430,008.57	
2022	3,210,233.04	**
2023	3,421,243.90	
2024	3,489,668.83	
2025	3,559,462.24	
2026	3,630,651.50	
2027	3,703,264.53	
2028	3,777,329.82	
2029	3,852,876.43	
2030	3,929,933.97	
2031	4,008,532.65	
2032	4,088,703.31	
2033	4,170,477.37	
2034	2,827,323.49	*through August 2034*